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                                                                  Exhibit 99(1)


FOR IMMEDIATE RELEASE                            FOR FURTHER INFORMATION
                                                 PLEASE CONTACT:
March 6, 2001
                                                 BYL BANCORP
                                                 ROBERT UCCIFERRI, PRESIDENT
                                                 AND CHIEF EXECUTIVE OFFICER, OR
                                                 BARRY MOORE, EVP/CFO, OR
                                                 BYL BANK GROUP
                                                 GARY STRACHN, SENIOR VP/CFO,
                                                 (714) 685-1317

                                  PRESS RELEASE

        BYL BANCORP ANTICIPATES LOWER FIRST QUARTER 2001 EARNINGS DUE TO
              EXTRAORDINARY LOSS ON MORTGAGE LOANS PREVIOUSLY SOLD

Orange, CA - BYL Bancorp ("BYL") (Nasdaq National Market "BOYL"), the holding company for BYL Bank Group (the "Bank"), announced today that first quarter 2001 earnings will be substantially reduced by the recognition of certain extraordinary losses on mortgage loans previously sold and therefore that it is likely that quarterly results of operations will be approximately breakeven. This compares with the ($260,000) or ($0.10) per share basic and diluted loss reported for the first quarter of 2000 and the $78,000 or $0.03 per share basic and diluted reported for the fourth quarter of 2000. BYL expects to recognize in the first quarter of 2001 a non-recurring, extraordinary loss with respect to certain mortgage loans previously sold by both the Bank's former Diamond Bar Division and current Tustin Mortgage Division operations to third party investors. It is currently estimated that the pre tax losses on the loans which will be recognized in the first quarter may be as much as $1,658,000 before any future offsets or recoveries.

In all cases, the losses arise from the Bank's obligation to repurchase from the third party investors certain fraudulent mortgage loans which were originated by mortgage brokers who were not employees or affiliates of BYL or the Bank. The fraudulent loans were originated through third-party brokers and were subsequently sold as part of both of the Divisions' normal operations to certain regular investors in such loans. In the case of the Tustin Mortgage Division, these loans were originated by a professional, large-scale fraud ring operated out of Texas that is believed to have impacted over twenty different mortgage lenders other than BYL. The fraud scheme was quite complex and is believed to have involved more than 30 persons including at least 13 businesses with various names and owners, and included developers, real estate agents, appraisers, brokers and others. In the case of the former Diamond Bar Division (which was closed by the Bank as part of its restructuring in February 2000), the fraudulent mortgage loans involve falsification of appraisals, verifications of income and earnest money deposits, forged documents, false notarizations and stolen identities of borrowers. No employee of BYL or the Bank is believed to have been in any way involved in any of the fraudulent origination activities.

BYL believes that there is a substantial probability of obtaining significant future recoveries to mitigate the extraordinary losses arising from these fraudulent loans. Additionally, the losses recorded in the first quarter will be further offset in future periods by adjustments to projected incentive payments to personnel and reductions in projected loan loss provisions.

Robert Ucciferri, President and Chief Executive Officer of BYL stated "In our over ten year history of mortgage origination activities, this is the first instance of our being the victim of a wide-spread, sophisticated and complex fraud. Fortunately, none of our employees is in any way involved in perpetrating this fraudulent activity. We believe that there are substantial remedies in these situations


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PRESS RELEASE - MARCH 6, 2001
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which will lead to substantial recoveries of these losses in future periods and we intend to vigorously pursue all possible remedies."

As previously announced, BYL has entered into an agreement to be acquired by PBOC Holdings, Inc. subject to having obtained all necessary regulatory approvals and the approval of the shareholders of BYL at the special meeting of shareholders scheduled for March 21, 2001.

BYL Bancorp is a California corporation headquartered in Orange, California whose principal operating subsidiary is BYL Bank Group ("BYL"). BYL's primary market area is Orange and Riverside Counties, California in which it operates seven full-service banking centers and two division loan origination offices. BYL's specialized Mortgage and SBA loan origination divisions operate under the name of Bank of Yorba Linda, a division of BYL Bank Group. BYL specializes in originating and selling residential real estate loans and commercial real estate loans and SBA guaranteed loans. The shares of common stock of BYL Bancorp trade on the NASDAQ National Market System under the symbol "BOYL".

This release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's publicly available Securities and Exchange Commission filings including its reports Forms on 10-K and 10-Q. Additional information summarizing segment operations for BYL Bank Group is available upon request. Contact Carole Biniasz, VP/Cashier at (714) 685-1395 or write to BYL Bancorp, 1875 N. Tustin Street, Orange, California 92865.


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